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                      January 18, 2023

       Daniel Dominguez
       Chief Financial Officer
       Buenaventura Mining Company Inc.
       Las Begonias 415 Floor 19
       San Isidro, Lima 27, Peru

                                                        Re: Buenaventura Mining
Company Inc.
                                                            Form 20-F for the
Fiscal Year ended December 31, 2021
                                                            Filed May 13, 2022
                                                            File No. 001-14370

       Dear Daniel Dominguez:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation